Exhibit 16.1


May 31, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C. 20549

Commissioners:

We have read the statements made by FOCUS Enhancements, Inc. (copy attached), which we understand has been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated May 3, 2001. We agree with the statements concerning our Firm contained in such Form 8-K.

Very Truly yours,

/s/ Wolf & Company, P. C.

Wolf & Company, P. C.